Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into on this 11th day of December, 2012, by and among CBOE Holdings, Inc., a Delaware corporation (“Holdings”), Chicago Board Options Exchange, Incorporated, a Delaware corporation and a wholly-owned subsidiary of Holdings (“CBOE Inc.”), and William J. Brodsky (the “Executive”). For purposes of this Agreement, the “Company” shall mean Holdings, CBOE, Inc. and C2 Options Exchange, Incorporated, a Delaware corporation and a wholly-owned subsidiary of Holdings, unless otherwise indicated.
WHEREAS, the Executive and CBOE Inc. have entered into an Amended and Restated Employment Agreement, dated as of January 13, 2010 (the “Employment Agreement”), pursuant to which the Executive currently serves as the Chairman and Chief Executive Officer of the Company and a member of its Board of Directors (the “Board”) and as a director and officer of certain subsidiaries and affiliates of the Company; and
WHEREAS, the Company and the Executive have agreed that the term of the Employment Agreement will terminate on December 31, 2013 and the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to such termination and (a) the Executive's transition of the duties of Chief Executive Officer of the Company and (b) the Executive's continued service as Executive Chairman of the Company.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1. Transition.

(a) Transition Period. The Executive shall continue in his current positions of Chairman and Chief Executive Officer of the Company and as a director and officer of certain subsidiaries and affiliates of the Company through the close of business on the date of Holdings' 2013 annual meeting of stockholders (the “Transition Date”). On the Transition Date, the Executive shall relinquish the duties of Chief Executive Officer of the Company and any positions held by the Executive in any subsidiaries or affiliates of the Company and shall serve, if re-elected by Holdings' stockholders as a director, as the Company's Executive Chairman until Holdings' 2014 annual meeting of stockholders (the “2014 Annual Meeting”). The Company and Executive agree that, while serving as the Company's Executive Chairman, the Executive shall remain an employee of the Company. The Company and Executive may mutually consider potential roles for the Executive with the Company following the 2014 Annual Meeting, with the terms of any continued relationship between the parties to be set forth in a separate agreement.

(b) Transition Services. During the period between the Transition Date and the 2014 Annual Meeting, the Executive shall hold the position of Executive Chairman and shall perform such duties as are customarily associated with such position and shall also perform such other duties as may be reasonably requested by the Company's Chief Executive Officer and/or Board, which other duties may include, but not be limited to: (i) assistance with government relations at the federal (i.e., SEC, CFTC, Congress, Federal Reserve Board, CBOE PAC), state and local levels; (ii) international affairs; (iii) advice regarding strategy and M&A matters; (iv) advice regarding regulatory policy; (v) conference participation; and (vi) civic affairs.

(c) Continuing Board Service. The Executive has been advised by the Nominating and Governance Committee of the Board (the “Governance Committee”) that the Governance Committee currently intends to nominate the Executive for re-election as a director of the Company at Holdings' 2013 annual meeting of stockholders (the “2013 Annual Meeting”). The Executive consents to be named as a candidate for re-election to the Board at the 2013 Annual Meeting and, if re-elected, to serve as a director of the Company. The Executive shall receive no additional compensation for serving as a director of the Company prior to the 2014 Annual Meeting.

2. Compensation and Benefits.

(a) From the date of this Agreement through December 31, 2013, the Executive shall continue to receive compensation and benefits at the levels provided for in the Employment Agreement, including continued eligibility for a Bonus (as defined in the Employment Agreement) and awards granted in 2013 and 2014 under Holdings' Amended and Restated Long-Term Incentive Plan (“LTIP”) with respect to the 2012 and 2013 performance periods; provided that it is understood that (a) Executive's annual base salary for this period shall be $1,000,000, (b) Executive shall have a target annual Bonus of $1,500,000 for the 2013 performance period, the payment of which shall be dependent on the attainment of such Company and individual performance metrics as shall be established for the Executive by the Compensation Committee of the Board, and (c) Executive shall receive a restricted stock award in 2013 with respect of the 2012 performance period having a grant date target fair value of $2,500,000, with the form of the award to be consistent with Holdings' standard form of restricted stock award agreement; provided, however, the award shall also include the additional vesting provisions set forth in Section 5 of the Employment Agreement. The annual Bonus described in subsection (b) of the preceding sentence shall be paid to Executive pursuant to the terms of the Company's annual bonus program, including the requirement that the Executive remain employed by the Company through December 31, 2013. The Executive shall also receive a restricted stock award in 2014 with respect of the 2013 performance period having a grant date target fair value of $2,500,000 (the “2014 Grant”), with the form of the award to be consistent with Holdings' standard form of restricted stock award agreement; provided, however, the award shall also include the additional vesting provisions set forth in Section 5 of the Employment Agreement; provided, further, if on or before December 31, 2013, the Executive's employment is terminated under Section 6(b), 6(c), 7, 8, or 9(a) of the Employment Agreement, or under Section 6(d) of the Employment Agreement because the Executive resigns to accept full-time senior-level employment at any U.S. or non-U.S. government, any self-regulatory organization, or any agency or instrumentality of any such government or organization (a “Government Service Termination”), then the Executive shall not be entitled to the 2014 Grant but will instead receive, in addition to any other compensation and benefits payable upon such termination, a pro-rated restricted stock award (the “Contingent Prorated 2014 Equity Grant”), on the same terms as above, having a grant date fair value of $2,500,000 multiplied by a fraction, the numerator of which equals the number of calendar days Executive was employed by the Company during 2013 and the denominator of which equals 365; provided, further, if Executive is not eligible to receive an equity award under the LTIP on the date of grant, then the Company shall pay to the Executive the cash equivalent of such award, such equity award or cash payment in each case payable within 30 days following the date of termination. In addition, if the Executive resigns on or before December 31, 2013 under Section 6(d) of the Employment Agreement because of a Government Service Termination, he shall not be entitled to the annual Bonus for the 2013 performance period but will instead receive a Pro-Rated Bonus (as defined in Section 6(b)(ii) of the Employment Agreement) for the 2013 performance period (the “Contingent Prorated 2013 Annual Bonus”).

(b) For the period between January 1, 2014 until the date of the 2014 Annual Meeting, the Executive shall be entitled to cash compensation only, in an aggregate amount of $600,000 payable in substantially equal installments in accordance with the Company's normal payroll practices during such period, it being understood that the Executive shall not be entitled to any other cash payments (including any incentive payments) with respect to this period. The Executive shall likewise not be eligible to receive an LTIP award with respect to the 2014 performance period. During this period, Executive will continue to be provided with Additional Benefits as described in Section 4 of the Employment Agreement.

3. Employment Agreement. Except as otherwise modified herein, the terms of the Executive's employment and post-employment obligations shall continue to be governed by the terms of the Employment Agreement, including, without limitation, the post-employment obligations set forth in Sections 10 and 11 of the Employment Agreement; provided, however, the Company and Executive agree that (i) the Employment Agreement shall terminate, effective as of December 31, 2013, unless terminated earlier pursuant to the terms of the Employment Agreement, without the need for any party to provide the written notice contemplated by the first paragraph of Section 2 of the Employment Agreement, and Executive shall not be entitled to any severance payments or benefits, under Section 6 of the Employment Agreement or otherwise, in connection with the termination of the Employment Agreement pursuant to this Section 3 or any termination of service after December 31, 2013 provided that the provisions of the Employment Agreement that survive the Executive's termination of employment, including but not limited to Sections 4(c), 4(g), 11 and 13, shall remain in effect in accordance with the terms of the Employment Agreement; (ii) Executive's eligibility for benefits set forth in Section 9 of the Employment Agreement shall cease as of December 31, 2013 if there has been no Change in Control (as defined in the Employment Agreement) and qualifying termination of employment prior to January 1, 2014; (iii) no changes contemplated by this Agreement (including, without limitation, the changes to the Executive's position and duties as described in Section 1 of this Agreement) shall constitute an event of Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement; and (iv) so long as Executive serves as Chairman of the Board, Executive shall continue to be bound by the restrictive covenants set forth in Section 10 of the Employment Agreement. In the event of the Executive's termination of employment on or prior to December 31, 2013,  this Agreement shall terminate and, except for the Contingent Prorated 2014 Equity Grant and the Contingent Prorated 2013 Annual Bonus, Executive shall have no further rights to the compensation and benefits payable hereunder and the Executive shall be eligible to receive severance payments and benefits only to the extent permitted by, and in accordance with, the  Employment Agreement.  As modified herein, this Agreement and the Employment Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

4. Excess Parachute Payments; No Tax Gross-Up. Sections 9(c) through 9(e) of the Employment Agreement are deleted and replaced with this Section 4.

(a) In the event that a Change in Control (as defined in Section 9(a) of the Employment Agreement) shall occur, and a final determination is made by legislation, regulation, or ruling directed to Executive or Company, by court decision, or by independent tax counsel described in Section 4(b) below, that the aggregate amount of any payments made to Executive (1) under the Employment Agreement, and (2) pursuant to any Benefit Plan (as defined in Section 4(a) of the Employment Agreement), Insurance Plan (as defined in Section 4(f) of the Employment Agreement) or plan, program or policy of Company in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to an excise tax under the provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section 4, Company, without consulting Executive, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis.

(b) All determinations required to be made under this Section 4 and the assumptions to be utilized in arriving at such determinations, shall be made by Independent Tax Counsel selected by Executive and approved by Company (which approval shall not be unreasonably withheld), and such determination shall be conclusive and binding on all parties. Company shall provide such information as Independent Tax Counsel may reasonably request, and such counsel may engage accountants or other experts at Company's expense to the extent that such counsel deems necessary or advisable to enable it to reach a determination. The term “Independent Tax Counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party hereto. It is hereby agreed that neither Company nor Executive shall engage any such Independent Tax Counsel as counsel for any purpose, other than to make the determination provided for herein, for three (3) years following such firm's announcement of its determination.

(c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is formally determined to be required in the amount of taxes paid by Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to Executive after taking into account the provisions of Section 4999 of the Code will reflect the intent of the parties as expressed in this Section. Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such Claim and shall apprise Company of the nature of such Claim and the date on which such Claim is requested to be paid. Executive shall not pay such Claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such Claim, Executive shall: (i) give Company any information reasonably requested by Company relating to such Claim, (ii) take such action in connection with contesting such Claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by Company, (iii) cooperate with Company in good faith in order to contest effectively such Claim, and (iv) permit Company to participate in any proceedings relating to such Claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such Claim and sue for a refund, Company shall advance the amount of such payment to Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to Executive as additional compensation, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Company shall reimburse any fees and expenses provided for under this Section 4 on or before the last day of Executive's taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Section 409A of the Code and Treasury Regulation §1.409A-3(i)(1)(v) (or any similar or successor provisions).

(d) If, after the receipt by Executive of an amount advanced or paid by Company pursuant to Section 4(c) above, Executive becomes entitled to receive any refund with respect to such Claim, Executive shall (subject to Company's complying with the requirements of Section 4(c)) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such Claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

5. Miscellaneous.

(a) Assignment. Neither the Company nor the Executive may assign this Agreement, except that the Company's obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company's business by purchase, merger, consolidation, or otherwise, and the Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Executive Assignment. No interest of the Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Company or his spouse or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

(c) Benefits Unfunded. All rights of Executive and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Executive for payment of any amounts due hereunder, and neither the Executive nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of the Company, and the Executive and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of the Company.

(d) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

(e) Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Illinois, without regard to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

(f) Section 409A Compliance.

(i) This Agreement is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Notwithstanding anything herein to the contrary, the Company and Executive agree that the services to be provided by Executive pursuant to this Agreement are expected to exceed more than 20% of the average level of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive's separation from service (within the meaning of Section 409A of the Code), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive's separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive's separation from service, such payment shall not be made to Executive until the earlier of the six month anniversary of Executive's separation from service or Executive's death and will be accumulated and paid on the first day of the seventh month following the date of separation from service.

(g) Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

(i) Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(j) Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, and email to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to the Company:
Chief Financial Officer
CBOE Holdings, Inc.
400 S. LaSalle Street
Chicago, Illinois 60605
Dean@cboe.com

With a copy to:
Thomas A. Cole
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
tcole@sidley.com

If to Executive:
At the most recent address on file with the Company

With a copy to:
Philip L. Mowery
Vedder Price P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
pmowery@vedderprice.com

(k) Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the date first above written.

CBOE Holdings, Inc.	Chicago Board Options Exchange, Incorporated

/s/ Eugene S. Sunshine	/s/ Eugene S. Sunshine
Eugene S. Sunshine	Eugene S. Sunshine
Title: Chairman of the Compensation	Title: Chairman of the Compensation
Committee of the Board of Directors	Committee of the Board of Directors

/s/ William J. Brodsky	/s/ William J. Brodsky
William J. Brodsky	William J. Brodsky